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NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2012 SALES AND EARNINGS

        Eau Claire, Wisconsin (April 27, 2012) -- National Presto Industries, Inc. (NYSE: NPK) announced today first quarter 2012 sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Not unexpectedly, the sales and earnings trends reported in the latter portion of 2011 continued during the first quarter of 2012.  Absorbent Product segment sales increased by .4% over those reported in first quarter 2011.  The segment enjoyed volume increases during the quarter from its ongoing customer diversification program, however, the increases were largely offset by the reduction of shipments to a major customer, which began producing product in its own facility during fourth quarter 2011.  The segment’s operating profit increased 90.4% over first quarter 2011 in large part due to its cost reduction program, as well as a more favorable product mix and advantageous material purchases at year-end.  The Housewares/Small Appliance segment’s sales decreased 8.8% from 2011 first quarter levels primarily as a result of the ongoing retail practice of purchasing private and brokered labels along with the impact of “Just in Time” consumer purchasing patterns, which caused several key retailers to fail to restock their shelves adequately.  The combination of reduced volume and higher product costs were the primary reasons for the segment’s 40.2% operating earnings decline.  Defense segment sales and operating profits were down as well from first quarter 2011 (16.5% and 14.0%, respectively) and largely represent deferred rather than lost sales.  Decreased yields from the company’s portfolio also had a negative, comparative impact on earnings.”

The Housewares/Small Appliance segment introduced several new products at the March 2012 International Housewares Show.  Among the products was its innovative line of Dehydro™ dehydrators consisting of three expandable dehydrators: an economy unit, a model with adjustable controls, and a high-end version with digital controls and timer.  The Dehydro™ dehydrators are unique in the industry for two reasons.  First, they are easy to store - trays nest inside each other, allowing the consumer to store them in a fraction of the space required by competitive units.  Second, they are beautifully styled and eye catching.  All make delicious jerky, as well as preserve fruit, vegetables, seeds, and herbs naturally and deliciously.  Air flow in each is engineered to assure even drying on each tray.  In addition to the dehydrators, the Company introduced a full line of dehydrating accessories which included mesh drying screens, fruit roll trays, a jerky gun, a variety of jerky seasonings, and extra drying trays.  The Company also introduced a 12-inch Foldaway™ skillet to complete its line of “Foldaway” appliances.  Like the 16-inch version unveiled at last year’s show, the skillet features a heavy duty casting for even heat disbursement, non-stick surface inside and out, a heat control probe for precision temperature control, a glass cover, a convenient pouring spout that doubles as a handy spoon rest for stirring and serving – plus the ability to clean and store the appliance with ease.  The casting lifts off the base, the base handles fold in, and the entire base nests into the skillet casting.  Each part fits comfortably into the dishwasher.  The frypan is also handsome with stylish stainless steel trim, making it an ideal serving piece.  The Company will also begin delivering in the Fall of 2012, several new products developed exclusively for individual retailers.

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	April 1, 2012	April 3, 2011
Net Sales	$96,773,000	$108,886,000
Net Earnings	$9,344,000	$11,363,000
Net Earnings Per Share	$1.36	$1.65
Weighted Shares Outstanding	6,878,000	6,867,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.